Exhibit 10.29
2004 Stock Incentive Plan
First, that the Title of the Plan is amended to read as follows:
“The Corporate Executive Board Company 2004 Stock Incentive Plan (as amended July 18, 2005, and December 22, 2006 and February 21, 2007).”
Second, which the first sentence of Section 6(d) (Duration and Exercise or Termination of Option) of the Plan is amended to read as follows:
“The Administrator shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator, provided that in no event shall any Option become exercisable sooner than one (1) year after the date of grant except in the event of the Participant’s death, or Total and Permanent Disablement or, in the case of Nonemployee Directors, Retirement or, in the case of any optionee, a change of control (as defined in the applicable Award Agreement).”